Exhibit 10.14

JOINT VENTURE AGREEMENT ON THE CO-DEVELOPMENT OF PROJECT

This Joint Venture Agreement (the “Agreement”) is effective on 30th, August 2019,

BETWEEN	THAM KIN YIP (NRIC No.781004-14-6109) (the “First Party”) A company incorporated in Malaysia with its address at: No.23, 2nd Floor, Plaza Pekeliling, 2 Jalan Tun Razak , 50400 Kuala Lumpur, Malaysia. (the “First Party”)

AND	ANTHARAS HILLS SDN BHD (Company No:1244508-U) (the “Second Party”), a company incorporated in Malaysia, with its address at: No.140, Jalan Maarof, Bangsar, 59100 Kuala Lumpur, Malaysia.

Hereinafter, both parties combined will be refeITed to as the “Parties”.

RECITALS

WHEREAS, the Second Party is a developer of a development project on part of a piece of land held under HS(D) 17970 PT23025 in Mukim Bentong, Daerah Bentong, Negeri Pahang (“Project”) and the Second Patiy has invited the First Party to participate in the development of the Project (“Co- Development”).

WHEREAS, the First Patiy has accepted the invitation to participate in the Co-Development in respect of the Project to be undertaken by the Second Party;

WHEREAS, the Second Party is desirous to undertake the joint venture and business operation as co-developer together with the First Patiy (“Co-Developer”) whereby the First Part hereby agree to invest in developing and to part finance the development of the Project (for Block C) as set out in Clause 1.3 of this Agreement.

For the reason recited above, and in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	THE PROJECT

1.1	The project is a development project to develop part of a piece of land held under HS(D) 17970 PT23025 in Mukim Bentong, Daerah Bentong, Negeri Pahang. The Project will comprise of three (3) blocks of apartment buildings mixed with commercial shops with all the necessary infrastructure, common facilities and amenities. The apartment blocks will comprise of Block A, Block B and Block C;

1.2	As the date of this Agreement, the Second Party has obtained a development order (M.P.BTG/PP/GH/5/14/2017) to undertake the Project.

1.3	The Co-Development participation is opened for private investor and limited to construction of Block C of the Project. The estimated total cost of construction including land, consulting, earthworks, car parks, podium, building construction and others for Block C, which contains 181 units of apartments, is estimated at RM85,000,000.00;

1.4	The investment parcel offered to First Party is priced at Ringgit Malaysia One Million Eight Hundred Thousand Only (RMI,800,000.00) only (“Investment Sum”). This Investment Sum represents 2.12% of the total development value for Block C.

1.5	The Parties hereby agree that the participation in this investment will allow the First Party to entitle to 10% profit sharing from the selling on the Block C. The profit sharing is calculated based on Clause 3.3(a).

1.6	The Investment Sum and the participation in this investment by First Party shall be secured by way of:
(a)	joint and severally guarantee by the directors and shareholder of the Second Party which a guarantee shall be executed simultaneously with this Agreement; and
(b)	luxury apartment units with fully furnished in the demised premises for units A10-3(BC) and B23-6 erected on a parcel on land held under HS(D) 17970 PT23025 in Mukim Bentong, Daerah Bentong, Negeri Pahang owned by the Second Party, details as provided under Clause 3.2 below which is estimated at the value of RM1,800,000.00 as at the date of this Agreement. The Second Party shall execute all the relevant security documents to give effect to such charge on this property simultaneously with this Agreement.

1.7	The Project (for Block C) is targeted to be completed on 1 September 2023 from the date of this Agreement.

2.	FIRST PARTY”S ROLES AND OBLIGATIONS

2.1	The First Party hereby undertakes to cooperate in the development of the Project;

2.2	Prior to and upon the signing of this Agreement, the First Party have paid to the Second Party a total sum of Ringgit Malaysia One Million and Eight Hundred Thousand Only (RM1,800,000.00) comprising cheques bearing the No.000021 (RM180,000) and No.000047 (RM1,620,000) of OCBC Bank (Malaysia) Berhad (the “Investment”) as an Investment Sum which is acknowledged receipt by Second Party and such sum shall be only be utilised for the development of the Project for Block C only; and

2.3	By way of the participation as Co-Developer for the Project (Block C), the First Party is entitled to attend all the discussions and meetings concerning the development of Block C including to request for a copy of the status report for the development of the Block C. However First Party shall not be entitled with any voting rights to any decisions concerning to the Project.

3.	SECOND PARTY'S ROLES AND OBLIGATIONS

3.1	The Second Party, as the main developer of the Project, shall undertake to ensure that the overall of the Project (particularly Block C) meets all the rules, laws and regulations imposed by the relevant authorities, municipal councils, state authority and district or any statutory bodies etc, including any other terms and other applicable regulatory standards and requirements (“Regulatory”). Any non-compliance of the Regulatory resulting the Second Party to fail or unable to complete the Project, shall be deemed as a material breach of terms and conditions under this Agreement and the First Party shall have the right to invoke Clause 4 of this Agreement;

3.2	The Second Party undertake to pledge as a security to the First Party the luxury apartment units as detailed below with a luxury fully-furnished condition facing Genting view (the “Property”) with an estimated value of Ringgit Malaysia One Million Eight Hundred Thousand (RM1,800,000.00) Only:

Type	Size	Cost psf (RM)	Total Includes RM30,000 additional premium (RM)
A10-3 (BC)	1,065sf	706.00	751,890.00
B23-6	1,240sf	850.00	1,054,000.00
Total :			1,805,890.00

3.3	The Second Party has also guarantee the following Return of Investment (ROI) to the First Party based on and subject to the following manner and option:

(a)	The profit shall be calculated based on all the sale proceeds received from the selling of the units of Block C less the actual total cost of construction RM85,000,000.00 only. All the costs and expenses incurred and arising from the construction, development, operation, sales and marketing cost of Block C with no hidden extra costs; or

(b)	The profits shall be calculated based on the value of completion of the Project and shall be paid upon issuance of the Certification of Completion and Compliance (COCC) of Block C by the relevant authorities; or

(c)	Upon reaching the total sales of 50% of Block C units, the First Party at its discretion has have to the option to exercise to take over the ownership of the Property (refer to Clause 3.2) with a notification in writing to the Second Party which the Second Party shall not unreasonably withheld irregardless of whether the Second Party has defaulted or breached his obligations or any terms and conditions under this Agreement. The charge created over the Property shall automatically terminate and lapse and be of no further effect once the First Party has exercised its right to acquire the Property under this Clause and further shall not be entitled to any profit sharing obtained from the sale of the units of Block C henceforth; or

(d)	Upon reaching the total sales of 75% of Block C units, the First Party has the option to seek for refund of the investment sum of Ringgit Malaysia One Million Eight Hundred Thousand (RM1,800,000.00) Only with an additional profit payable by the Second Party to First Party of Ringgit Malaysia Two Hundred Thousand (RM200,000.00) Only with a notification in writing to the Second Party; or

(e)	Upon reaching the total sales of 85% of Block C units, the First Party has the option to seek for refund of the investment sum of Ringgit Malaysia One Million Eight Hundred Thousand (RM1,800,000.00) with an additional profit payable by the Second Party to First Party of Ringgit Malaysia Six Hundred Thousand (RM600,000.00) Only with a notification in writing to the Second Party; or

(f)	Upon reaching the total sales of 95% of Block C units, the First Party has the option to seek for refund of the initial investment sum of Ringgit Malaysia One Million Eight Hundred Thousand (RM1,800,000.00) with an additional profit payable by the Second Party to First Party of Ringgit Malaysia One Million Five Hundred Seventy Five Thousand and Five Hundred (RM1,575,000.00) with a notification in writing to the Second Party.

3.4	The Second Party shall oblige and execute the option chosen by the First Party without delay upon receiving the notification by writing from the First Party.

3.5	Pending the return of the investment as stipulated in Clause 3.1 or remedies under Clause 4.1 or any monies remains outstanding payable to the First Party by the Second Party, the Second Party undertake that it shall not allow any change of shareholding in the Second Party either by way of disposal of shares in the Second Party, merger or acquisition or reorganisation with parties or corporation or change in its directors or shareholders without the prior written consent of First Party. In the event the Second Party breached this Clause, the First Party shall have the right to immediately terminate this Agreement and the Investment Sum together with any accrued payment due under this Agreement shall become immediately due and payable by the Second Party.

3.6	Disposal of the Project or Block C

3.6.1	The Parties hereby agree that if the Second Party decides to dispose of its Project entirely or Block C (en-bloc) whether completed or not (and subject to the prior written being obtained from the First Party which the First Party shall not unreasonably withheld), the Second Party shall undertake to repay the Investment Sum in full together with the 10% profit sharing from the profit received from the disposal of the Project entirely or Block C (en-bloc), as the case may be, within 14 working days from the completion of the sale by the Second Party.

3.6.1	If the sale is based on the each of completed units for Block C (with notification in writing from Second Party duly served to First Party of such sale by stating the sale price of the unit), the Second Party shall undertake to repay the Investment Sum in staggered until full settlement/repayment together with the 10% profit sharing from the profit received from each sale of the units in Block C, within 14 working days from the completion of the sale by the Second Party for each of the unit in Block C.

4.	SPECIAL CLAUSE FOR REMEDIES

4.1	In the event that Block C is not completed, ready and/or the sales are not achieved as stated under this Agreement or the construction of the Project (Block C) is aborted or abandoned from the date of this Agreement to 01 September 2023 (“Event of Default”), the Second Party hereby agree and resolve to refund the Investment Sum (upon demand by First Party) AND to compensate, indemnify and remedy the First Party on the delay on completion of Block C or any of the Event of Default occur, in following manner:

(a)	The Second Party agrees to pay to the First Party a yearly interest calculated from 1 January 2020 until 31 December 2020 at 6% (six percent) on the Investment Sum, amounting to Ringgit Malaysia One Hundred and Eight Thousand (RM108,000.00) Only; and

(b)	The interest will be fixed at 8% (eight percent) per annum, amounting to Ringgit Malaysia One Hundred Forty Four Thousand (RM144,000.00) Only per annum for the two (2) years commencing from 1st January 2021 to 1st September 2023 or when the Certification of Completion and Compliance of Block C is officially issued and obtained, whichever is the earlier; and

(c)	If the Project (Block C) is revived and successful completed, all interest paid (under (a) and (b) above) by the Second Party shall be deductible from the profit of the total completion sales of Block C, which shall be calculated as follows:

RMX = total amount selling price of Block C — RM85,000,000.00 Only

In the event that Second Party shall fail or refuse or neglect to pay the Investment Sum together with the interest sum as provided under Clause 4.1 (a) and/or (b , the First Party shall be entitled without notice to the Second Party to enforce the guarantee an or security as provided under the Clause 1.6 of this Agreement.

The Second Party hereby agree to waive all of its right to claims or commence any legal action in respect of its default under this Agreement against the First Party and upon the First Party enforcing its rights under the security or guarantee as provided under Clause 1.6 of this Agreement. The Second Party shall immediately transfer the demised premises to the First Party without any further claims against the First Party.

5.	CONFIDENTIALITY AND OTHER PROVISIONS

This Agreement constitutes the entire agreement of the Parties and supersedes all prior written or oral and all cotemporaneous oral agreements, understandings and negotiations in respect to the subject matter hereof.

5.1	Confidentiality

All Confidential Information shall be held by each Party in strict confidence and shall not be disclosed to any third party, except as may be reasonably required by such Party for the performance and fulfilment of its obligations under the Agreement.

5.2	Assignment

No Party may sell, assign or otherwise transfer, voluntarily or by operation of law, any part of its rights under this Agreement, or divest itself of control of an assignee of its interest, except an assignment of all such rights or a divestiture to an entity which is wholly owned by, or under common ownership with, such Party.

5.3	Governing Law

The Agreement shall be governed by and construed in accordance with the laws of Malaysia.

5.4	Dispute Resolution

In the event that any dispute, controversy or claim is unable to be resolved between the Parties within 45days after notice of such dispute, then such dispute may be referred to arbitration. All disputes hereunder shall be settled by way of arbitration, irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justifiable or ripe for resolution by any court or arbitral tribunal. Each arbitration shall be governed by the arbitration rules of the International Chamber of Commerce. Each arbitration shall be held in Malaysia.

5.5	Time

Time wherever mentioned shall be of the essence of this Agreement.

6.	Signatures

In witness of their agreement to the terms above, the Parties by their authorized representative hereby affix their signatures:

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FIRST PARTY
THAM KIN YIP

Signature & Stamp
Name: Tham Kin Yip
NRIC : 781004-14-6109

Witnessed by,

Signature
Name: Chu hoh Chee
NRIC: 68-0620-10-5977

SECOND PARTY
ANTHARAS HILLS SDN. BHD.

Signature & Stamp
Name: DATO' TAN SU CHENG
Position: DIRECTOR
NRIC: 650215-01-5491

ANTHARAS HILLS SDN BHD
Co. No. 1244508-U
No. 140, Jalan Maarof,
Bangsar, 59100 Kuala Lumpur

Witnessed by,

Signature
Name: Teh Kean Yong
NRIC: 790131-10-5515

DATED THIS 14th DAY OF OCTOBER 2019

BETWEEN

TAN SU CHENG

(NRIC No.: 650215-01-5491)

And

TEH KEAN YONG

(NRIC No.: 790131-10-5515)

(collectively the “GUARANTOR”)

AND

THAM KIN YIP

(NRIC No.: 781004-14-6109)

(“THE INVESTOR”)

AND

ANTHARAS HILLS SDN BHD

(Company No.: 1244508-U)

LETTER OF GUARANTEE

Agreement, the Guarantor will pay that sum in full without any deduction to the Investor immediately on demand by the Investor.

1A.	If the Company being the borrower fails to pay the Investment Sum or any sum due (“Debts”) under the JV Agreement after the expiry of the Loan Period, then the Guarantor shall pay such Debts upon demand (“Demand”) or by the due date on 1 September 2021, where such remedies and/or repayment shall apply:

(a)	a repayment instalment of (i) first 50% amounting to Ringgit Malaysia Nine Hundred Thousand (RM900,000-00) shall be paid in the duration of 6 months upon Demand (“1st Demand”), and (ii) the balance of 50% amounting to Ringgit Malaysia Nine Hundred Thousand Only (RM900,000-00) shall be paid within the duration of 12 months from 1st Demand together with a cost of fund rate of 4% per annum calculated on the outstanding Debts from the 1st Demand until full settlement; or

(b)	by way of contra of properties from the Project upon issuance of Certificate of Completion and Compliance in the sum equivalent to the Debts; or

(c)	subject to Clause 21, by way of legal action to be taken against the Company and the Guarantor.

2.	The Guarantor and the Company hereby agree that the Investor, as additional security for the repayment of the Debts, the Investor is permitted to create a charge or to assign or to enter a caveat on One (1) unit A10-3(BC) and one (1) unit B23-6 of the new development project erected on a parcel on land held under HS(D) 17970 PT23025 in Mukim Bentong, Daerah Bentong, Negeri Pahang.

3.	The obligations of the Guarantor shall remain in full force and effect, and shall not be affected by any act, omission, neglect, event, matter or thing and, without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Guarantor (wholly or in part) or which would but for this provision have afforded the Guarantor any legal or equitable defence, and in relation to any winding up or dissolution of or any change in constitution or corporate identity or loss of corporate identity by any other person, and shall include without limitation:

(a)	any time or waiver granted to or composition with the Company or change of any shareholding or directorship in the Company;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Guarantor or any other party;

(c)	any legal limitation, disability, incapacity, invalidity, unenforceability or other circumstances relating to the Company, the Guarantor or any other party, whether or not the deficiency is known to the Investor;

(d)	any unenforceability, invalidity or frustration of any obligations under the terms and conditions under the JV Agreement or any other document or security, to the intent that the Guarantor's obligations under this Guarantee shall remain in full force and effect, and this Guarantee shall be construed accordingly as if there were no such unenforceability, invalidity or frustration; and

(e)	any other fact, circumstance, provision of statute or rule of law which might, were the Guarantor's liability to be secondary rather than primary, entitle the Guarantor to be released in whole or in part from their obligations under this Guarantee.

13.	The Guarantor or in the event of the death or insanity of the Guarantor, the personal representative or person legally entitled to represent the Guarantor may terminate this Guarantee as to future transactions by giving not less than thirty days' notice in writing and during the pendency of such notice and in spite of such notice the Lender may fulfil any requirements of the Borrower made prior to the expiry of such notice and the Lender may afford the Borrower such further accommodation as the Lender would have done had the Lender not received such notice and any money thereby due or remaining unpaid at or after the expiration of such notice shall form part of the ultimate balance guaranteed herein by the Guarantor.

14.	Any claim under this Guarantee shall be made by notice in writing by the Lender addressed to the Guarantor at their addresses as stated in this Guarantee or such other address as may be notified to the other parties from time to time in writing. Such notice may be given by fax or post (not being AR Registered Post), or delivered by hand or courier. Notices shall be deemed to have been served if by fax when transmitted and if by post two days after posting, and if by hand or courier delivery when delivered. The parties agree that the address for service of any notice to the Guarantor shall be at:

Address	: No.140, Jalan Maarof, Bangsar, 59100 Kuala Lumpur, Malaysia.
Fax	: +603-2092 2902

15.	This Guarantee shall be held by the Investor as a continuing security notwithstanding any intermediate payment or settlement of account or accounts or satisfaction of the whole or any part of any sum or sums of money due or owing as aforesaid or otherwise.

16.	This Guarantee shall be governed by and construed in all respects in accordance with the laws of Malaysia and the Guarantor irrevocably and unconditionally submit to the non-exclusive jurisdiction of the Courts of Malaysia in all matters arising out of or in connection with this Guarantee.

17.	In this Guarantee, unless the context otherwise requires:-

(a)	a reference to a document is a reference to that document as amended, supplemented or novated from time to time;

(b)	words importing the neuter gender include the masculine and feminine gender and vice versa;

(d)	references to a group of persons, documents or things include one or more of these persons, documents or things (as the case may be);

(e)	references to any amount include any part of that amount; and

(f)	references to a party include the successors or assigns of that party.

18.	This Guarantee may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any of the parties may execute this Guarantee by signing any one of such counterparts.

19.	No provision of this Guarantee may be amended, waived, discharged or terminated orally nor may any breach of any provision of this Guarantee be waived or discharged orally.

20.	If at any time any provision of this Guarantee is or becomes invalid or unenforceable in any respect in any jurisdiction, the validity and enforceability of the remaining provisions of this Guarantee in that jurisdiction and the validity and enforceability of this Guarantee in other jurisdictions shall not in any way be affected or impaired.